EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to file a joint statement containing the information required by Schedule 13G with respect to the beneficial ownership by each of the undersigned of shares of Common Stock of First Virtual Communications, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 10th day of December, 2003.

FIRELAKE STRATEGIC TECHNOLOGY FUND, L.P.

	By:	Firelake Capital Partners LLC, its General Partner

	By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

FIRELAKE CAPITAL PARTNERS LLC

	By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

FIRELAKE CAPITAL MANAGEMENT LLC

	By:	/s/ Martin Lagod
Name: Martin Lagod
Title: Managing Director

/s/ Fred Kittler
Fred Kittler

/s/ Martin Lagod
Martin Lagod